                                EXHIBIT 14(a)(2)

                               ALFA LEISURE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                             ASSETS:


                                            January 31,                  April 30,
                                            (Unaudited)
                                            ---1998----                 ---1997---
Current Assets:
     Cash                                    $        0                 $  393,182
     Restricted cash                            163,917                    149,350
     Accounts receivable                      1,409,696                  1,769,153
     Inventories(Note 2)                      1,559,908                  1,299,641
     Other current assets                             0                    150,559
     Deferred tax asset                           5,156                      5,156
                                             ----------                 ----------
       Total current assets                   3,138,677                  3,767,041

Property, plant and equipment, net            1,263,076                  1,103,154
Deposits                                              0                     10,000
Deferred tax asset                              526,240                    526,240
                                             ----------                 ----------
Total Assets                                 $4,927,993                 $5,406,435
                                             ==========                 ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Bank overdraft                          $  259,604                 $        0
     Accounts payable                         1,353,999                  1,916,611
     Accrued expenses                           531,984                    415,841
     Accrued compensation                       179,240                    418,474
     Other current liabilities                    2,343                          0
                                             ----------                 ----------
     Total current liabilities                2,327,170                  2,750,926

Line of credit                                  530,891                    972,500
Deferred income                                   8,200                      8,200
                                             ----------                 ----------
Total Liabilities                             2,866,261                  3,731,626
                                             ----------                 ----------

Stockholders' equity:
   Common stock, no par value; authorized
     30,000,000 shares, issued and
     outstanding 3,048,137 shares                62,000                     62,000
Note receivable from President                 (483,056)                  (439,792)
Retained earnings                             2,482,788                  2,052,601
                                             ----------                 ----------
Total stockholders' equity                    2,061,732                  1,674,809
                                             ----------                 ----------
                                             $4,927,993                 $5,406,435
                                             ==========                 ==========




   See accompanying notes to the condensed consolidated financial statements.




                                   14(a)(2)-1

                                ALFA LEISURE INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)



                                        Three Months                                Nine Months
                                      Ended January 31,                           Ended January 31,
                                ---1998---         ---1997---             ----1998---        ----1997---
Sales                           $8,748,288         $7,762,813             $24,882,486        $19,687,748

Cost of Sales                    7,542,962          6,674,047              21,792,577         17,358,749
                                ----------         ----------             -----------        -----------
Gross Profit                     1,205,326          1,088,766               3,089,909          2,328,999

Operating Expenses:
Selling, General/Admin.            905,879            777,008               2,294,805          2,111,075
Interest expense                    26,255             35,535                  76,929            135,780
                                ----------         ----------             -----------        -----------
                                   932,134            812,543               2,371,734          2,246,855

Income before
   income taxes                    273,192            276,223                 718,175             82,144

Provision for
   income taxes                    140,142              1,457                 287,988             75,238
                                ----------         ----------             -----------        -----------

Net Income                      $  133,050         $  274,766             $   430,187        $     6,906
                                ==========         ==========             ===========        ===========
Net Income
   per share                    $      .04         $      .09             $       .14        $       .00
                                ==========         ==========             ===========        ===========












   See accompanying notes to the condensed consolidated financial statements.




                                   14(a)(2)-2

                               ALFA LEISURE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                               Nine Months Ended January 31,
                                                                    1998           1997
                                                                 ----------      ---------
Cash flows from operating activities:

    Net income                                                    $ 430,187      $   6,906

Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                  126,137        104,337

Changes in operating assets and Liabilities:

     Accounts receivable                                            359,457       (287,361)
     Inventories                                                   (260,267)        90,732
     Prepaid expense                                                150,559         22,917
     Accounts payable                                              (562,612)       301,461
     Accrued compensation                                          (239,234)      (105,286)
     Accrued expenses                                               118,486        (16,515)
                                                                  ---------      ---------
       Total changes                                               (433,611)         5,948
                                                                  ---------      ---------
       Net cash provided by operating activities                    122,713        117,191

Cash flows from investing activities:

     Changes in other assets                                         10,000              0
     Changes in restricted cash                                     (14,567)        10,179
     Acquisition of PP&E                                           (286,059)       (94,728)
                                                                  ---------      ---------
       Net cash used in investing activities                       (290,626)       (84,549)

Cash flows from financing activities:

       Increase in bank overdraft                                   259,604              0
       Net advances to president                                    (43,264)             0
       Principal payments on credit line                           (441,609)      (450,000)
                                                                  ---------      ---------
       Net cash used in financing activities                       (225,269)      (450,000)
                                                                  ---------      ---------
Net decrease in cash                                               (393,182)      (417,358)

Cash at beginning of period                                         393,182        505,027
                                                                  ---------      ---------
Cash at end of period                                             $       0      $  87,669
                                                                  =========      =========
Supplemental cash flow disclosures:
     Interest paid                                                $  76,929      $ 135,780
     Income taxes paid                                               27,129         82,971



   See accompanying notes to the condensed consolidated financial statements.




                                   14(a)(2)-3

                               ALFA LEISURE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                January 31, 1998



1.       Basis Of Presentation

         The accompanying Condensed Consolidated Balance Sheets of ALFA LEISURE, INC.("Registrant") at January 31, 1998 and April 30, 1997, Condensed Consolidated Statements of Income for the three month and nine month periods ended January 31, 1998 and January 31, 1997 and Condensed Consolidated Statements of Cash Flows for the nine month periods ended January 31, 1998 and January 31, 1997 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of Registrant's financial condition and results of operations in accordance with generally accepted accounting principles. The information for the three month period ended January 31, 1998 is not necessarily indicative of the operating results for the entire year. Financial statements for the year ended April 30, 1997 are available for a full discussion of Registrant's organization and background and for a summary of its significant accounting policies.

         Registrant's fiscal year ends on the last Sunday in April and its fiscal quarters are measured in increments of thirteen (13) week periods beginning on the day following the last Sunday in April. While the financial statements reflect operations of Registrant as of, and/or for the periods ending on the last Sunday in April, and the thirteen (13) week periods measured therefrom, they have been presented as if Registrant's fiscal year ends on April 30 in order to simplify the presentation.


2.       Inventories

         Inventories are summarized as follows:

                                    January 31, 1998            April 30, 1997
                                    ----------------            --------------
     Raw materials                        $  716,794                $  691,976
     Work in process                         621,079                   558,326
     Finished products                       222,035                    49,339
                                          ----------                ----------
                                          $1,559,908                $1,299,641
                                          ==========                ==========



3.       Line of credit:

         In January 1998 the Company opened a line of credit set at $1,000,000 with Wells Fargo Bank. The line of credit bears interest at Wells Fargo Bank's prime rate plus 1%. Interest is payable monthly. All terms and conditions of the existing Merlin Financial, Inc. line of credit remain the same. The Company will draw against the Merlin Financial, Inc. line of credit only after the Wells Fargo Bank line of credit is fully used.

         Substantially all assets of the Company are pledged as collateral for the lines of credit, first to Wells Fargo Bank, and secondly to Merlin Financial, Inc..

         The Company runs a zero balance checking account. Funds are borrowed or invested daily for cash flow purposes. This will result in a daily bank overdraft, as shown on the balance sheet.




                                   14(a)(2)-4